Exhibit 10.18

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017	Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010	Citicorp North America, Inc. 388 Greenwich Street New York, NY 10013

J.P. Morgan Securities Inc. 270 Park Avenue New York, NY 10017		Citigroup Global Markets Inc. 390 Greenwich Street New York, NY 10013

December 28, 2004,

as amended and restated as of

February 2, 2005

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Attention of Larry Zine

Chief Financial Officer

Blockbuster Inc.

Project Star

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter amends and restates the commitment letter dated December 28, 2004, by and among Blockbuster Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Credit Suisse First Boston, Citigroup Global Markets Inc. and Citigroup North America, Inc. For all purposes hereof, references to “the date hereof” shall be deemed to refer to December 28, 2004.

Blockbuster Inc., a Delaware corporation (“you” or the “Borrower”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Credit Suisse First Boston (together with its affiliates, “CSFB”), Citicorp North America, Inc. (“CNAI”) and Citigroup Global Markets Inc. (“CGMI” and, together with JPMCB, JPMorgan, CSFB and CNAI, “we” or “us”) that you propose to acquire (the “Acquisition”), all the outstanding common stock (the “Shares”) of Hollywood Entertainment Corporation, an Oregon corporation (“Target”). You have advised us that in the Acquisition, each Share will be exchanged for consideration consisting of $11.50 per Share in cash and shares (or fraction of shares) of Class A common stock, par value $0.01 per share, of the Borrower (the “BBI Shares”) having a market value (determined as set forth in the Borrower’s Form S-4 for the BBI Shares to be issued in the Acquisition (the “S-4”)) of $3.00. You have advised us that the Acquisition will be effected either through (a) a tender offer (the “Tender Offer”) by the Borrower to acquire 100% of the Shares followed by a merger of a wholly-owned special purpose acquisition subsidiary of the Borrower with and into Target (the “Merger”) in a transaction in which each outstanding Share not acquired in the Tender Offer will be converted into the right to receive the kind and amount of consideration paid per Share in the Tender Offer and each then outstanding option on Shares will be converted into options to purchase BBI Shares or (b) a single-step merger of the Borrower and the Target (the “Alternative Transaction”).

In connection with the Acquisition, you have informed us that you intend (a) to amend (the “Amendment”) your Credit Agreement, dated as of August 20, 2004 (the “Existing Credit Agreement”), among you, the lenders party thereto, JPMCB, as Administrative Agent and Collateral Agent, CNAI, as Syndication Agent, and CSFB, as Documentation Agent, in order to, among other things, (i) change the pricing applicable to the Tranche A Term Loans and the Revolving Credit Loans under the Existing Credit Agreement, (ii) change the maximum Leverage Ratio (as defined in the Existing Credit Agreement) applicable to the period ending December 30, 2006, from 3.25 to 1.00 to 3.75 to 1.00, and (iii) provide for a new tranche of senior secured term loans in an aggregate principal amount not to exceed $500,000,000 (the “Tranche C Term Facility”) and (b) to either (i) issue up to $500,000,000 in aggregate principal amount of senior subordinated notes (the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if and to the extent that you do not issue $500,000,000 in aggregate principal amount of Notes on or prior to the Closing Date, borrow up to $500,000,000 less the gross cash proceeds from the issuance of Notes issued pursuant to the immediately preceding clause (i) in aggregate principal amount of senior subordinated bridge loans under a new senior subordinated bridge facility (the “Bridge Facility” and, together with the Tranche C Term Facility, the “New Facilities”). The Existing Credit Agreement as amended by the Amendment is referred to herein as the “Amended Credit Agreement” and the facilities thereunder, the “Amended Credit Facilities”. It is contemplated that the terms of the Amended Credit Facilities and the Bridge Facility will be as set forth in the Summary of Terms and Conditions of the Amended Credit Facilities and the Summary of Terms and Conditions of the Bridge Facility attached as Exhibit A and Exhibit B, respectively, to this Commitment Letter (collectively, the “Term Sheets”; capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheets).

In connection with the foregoing, each of JPMCB, CSFB and CNAI (collectively, the “Initial Lenders”) is pleased to advise you of its several commitment to provide one-third of the principal amount of the New Facilities, on a pro rata basis, on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets.

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You hereby engage (a) JPMorgan and CGMI to act as co-lead arrangers and joint bookrunners for each of the Tranche C Term Facility and the Amendment and CSFB and CGMI to act as co-lead arrangers for the Bridge Facility (JPMorgan, CSFB and CGMI are herein referred to as the “Arrangers”), (b) JPMCB to act as sole administrative agent and collateral agent for the Tranche C Term Facility, (c) CSFB to act as sole administrative agent for the Bridge Facility, (d) CNAI to act as sole syndication agent for the Tranche C Term Facility, (e) CNAI to act as sole syndication agent for the Bridge Facility, (f) CSFB to act as sole documentation agent for the Tranche C Term Facility and (g) JPMCB to act as sole documentation agent for the Bridge Facility, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. Each of us hereby agrees to so act and, in such capacities, to perform the functions and exercise the authority customarily performed and exercised by it in such roles, including in the case of the Arrangers to use commercially reasonable efforts to obtain the requisite approval of the Amendment by lenders under the Existing Credit Agreement. You agree that JPMorgan will have “left” placement in any and all marketing materials or other documentation used in connection with the Tranche C Term Facility and CSFB will have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility. It is agreed that no other agents, co-agents, arrangers or co-arrangers will be appointed, no other titles will be awarded and no compensation (other than compensation referred to herein, in the Term Sheets or in the Fee Letter referred to below) will be paid in connection with the New Facilities or the Amendment unless you and we shall so agree.

Each of JPMCB, CSFB and CNAI hereby agrees to vote its loans and commitments under the Existing Credit Agreement in favor of the Amendment.

Each Initial Lender reserves the right, prior to or after the execution of definitive documentation for the New Facilities, to syndicate, in consultation with you, all or a portion of its commitments hereunder to one or more financial institutions that will become parties to such definitive documentation (together with the Initial Lenders, the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”). Each Initial Lender may assign its commitment hereunder to any of its affiliates or, with your consent (not to be unreasonably withheld or delayed), to any Lender. Any such assignment to an affiliate will not relieve such Initial Lender from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall release the Initial Lender from the portion of its commitment hereunder so assigned. You understand that each of the New Facilities may be separately syndicated. The Arrangers may commence syndication efforts promptly upon your execution of this Commitment Letter, and you agree actively to assist the Arrangers in completing a syndication; provided that, a successful syndication will not be a condition to the initial funding of the New Facilities. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between

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your senior management, representatives and advisors and the proposed Lenders, (c) your assistance in the preparation of a Confidential Information Memorandum (the “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication of the New Facilities (including, if requested by the Arrangers, a version thereof containing only publicly available information and information that is not material with respect to you, the Target or securities issued by you or the Target) and (d) the hosting, with the Arrangers, of one or more conference calls with or meetings of prospective Lenders. You further agree that, if the Acquisition becomes a negotiated transaction, you will use your commercially reasonable efforts to cause the Target and its senior management, representatives and advisors to assist in the foregoing matters.

The Arrangers will manage, in consultation with you, all aspects of the syndication, including selection of Lenders, determination of when the Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers (and, if the Acquisition becomes a negotiated transaction, to use your commercially reasonable efforts to cause the Target to provide) all information with respect to Borrower and its subsidiaries, the Target, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the New Facilities.

You hereby represent and warrant (and it shall be a condition to each Initial Lender’s commitment and our agreements hereunder) that (a) all information other than the Projections (the “Information”) that has been or will be made available to any of us by or on behalf of you or your representatives, when taken as a whole, is or will be, when furnished (to the best of your knowledge in the case of Information relating to the Target), complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) the Projections that have been or will be made available to any of us by or on behalf of you or your representatives, and your affiliates have been and will be prepared in good faith based upon assumptions that were or are reasonable at the time made and at the time the related Projections were or are made available to any of us (it being understood that projections by their nature are inherently unreliable and that actual results may differ materially from the Projections). You agree that if, at any time prior to and including the date on which definitive documentation for the New Facilities is executed, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly notify us and supplement the Information and the

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Projections so that such representations will be correct under the circumstances. You understand that in arranging and syndicating the New Facilities, we will be using and relying on the Information and the Projections without independent verification thereof.

As consideration for the Initial Lenders’ commitments and our agreements hereunder, you agree to pay to us, when due and payable, the nonrefundable fees set forth in the Term Sheets and in the Fee Letter, dated December 28, 2004, as amended and restated as of February 2, 2005, and delivered herewith, relating to the New Facilities (the “Fee Letter”).

The Initial Lenders’ commitments and our agreements hereunder are subject to (a) our not becoming aware of information not previously disclosed to us that is materially inconsistent with the information provided to us prior to the date hereof with respect to the business, operations, assets, financial condition or operating results of the Borrower and its subsidiaries, taken as a whole, or Target and its subsidiaries, taken as a whole, (b) there not occurring or becoming known to us any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of (i) the Borrower and its subsidiaries, taken as a whole, since December 31, 2003 (in each case, other than as disclosed in the Borrower’s SEC filings made prior to the date hereof or in the Projections furnished to the Arrangers prior to the date hereof) or (ii) the Target and its subsidiaries, taken as a whole, since December 31, 2003 (in each case, other than as disclosed in the Target’s SEC filings made prior to the date hereof or in the Projections furnished to the Arrangers prior to the date hereof), (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market (including, without limitation, high-yield market) conditions that, in the Arrangers’ judgment, could reasonably be expected to materially impair the syndication of any of the New Facilities, the placement of the Notes or the consummation of the Amendment, (d) our satisfaction that, prior to and during the syndication of the New Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries, or, in the event of the Alternative Transaction, the Target or its subsidiaries, being offered, placed or arranged (other than the Notes), (e) the negotiation, execution and delivery of definitive documentation with respect to the New Facilities and the Amendment reasonably satisfactory to us based on the terms and conditions set forth herein and in the Term Sheets, (f) our having been afforded at least 30 days from the date the Confidential Information Memorandum is first delivered to prospective Lenders to syndicate the New Facilities and seek consents for the Amendment and (g) the other conditions set forth or referred to in the Term Sheets. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of each of us and you.

You agree (a) to indemnify and hold harmless each of us, our respective affiliates and the officers, directors, employees, agents, advisors and controlling persons of each of the foregoing and the successors and assigns of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and

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liabilities, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Amendment, the Transactions, the New Facilities, the use of proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are (i) found in a final nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) asserted by an indemnified person solely against one or more other indemnified persons, and (b) to reimburse each of us and our respective affiliates, promptly upon receipt of a reasonably detailed written invoice, for all reasonable out-of-pocket expenses (including, without limitation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, charges and disbursements of a single U.S. transaction and documentation counsel and such foreign counsel as may be reasonably required in connection with pledges of stock of foreign subsidiaries) incurred in connection with the New Facilities or the Amendment and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the New Facilities and the Amendment and any security arrangements in connection therewith) or the administration, amendment, modification or waiver thereof. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems (including the internet) (provided that such unauthorized person’s use did not arise from the willful misconduct, bad faith or gross negligence of such indemnified person), and, except as otherwise provided in the definitive documentation for the New Facilities or the Amendment, neither the Borrower, its subsidiaries, nor any indemnified person will be liable for any special, indirect, consequential or punitive damages in connection with the New Facilities or the Amendment.

You acknowledge that we and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.

This Commitment Letter, the Initial Lenders’ commitments and our agreements hereunder shall not be assignable by you without the prior written consent of each of us, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an

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executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed signature page of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter are the only agreements that have been entered into by the parties hereto with respect to the New Facilities and the Amendment and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons, and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party to this Commitment Letter irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, the Amendment, this Commitment Letter, the Term Sheets and the Fee Letter or any related transaction or the performance of services hereunder or thereunder. We may perform the activities described herein through any of our affiliates (including our branches) and the provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such activities.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets and the Fee Letter, the contents of any of the foregoing or our activities pursuant hereto or thereto to any person without our prior written approval, except that (a) you may disclose this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your directors, officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis (except that neither the Fee Letter nor the contents thereof may be disclosed to your financial advisors), and (ii) as required by applicable law, compulsory legal process or the rules of the New York Stock Exchange (in which case you agree to inform us promptly thereof) and (b) after your acceptance of this Commitment Letter and the Fee Letter, you may (i) make such disclosures as you deem appropriate in press releases, any prospectus or other offering memorandum relating to the Notes or regulatory filings of this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof) and (ii) disclose this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to the Target’s special committee of independent directors considering the Acquisition (but not the Target itself unless the Target itself, rather than the Target’s special committee of independent directors, is considering the Acquisition) and its counsel and advisors.

Each of JPMCB, CSFB and CNAI agrees that it will not disclose to any other person this Commitment Letter, the Term Sheets and the Fee Letter, the contents of any of the foregoing or its activities pursuant hereto or thereto or any information relating to you furnished to it by or on behalf of you or use it for any purpose (except in connection with the transactions contemplated hereby and other business relationships between it and you), except that it will be permitted to disclose information: (a) to such of

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its affiliates and each of its and their directors, officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law, compulsory legal process or the rules of the New York Stock Exchange (in which case it agrees to inform you promptly thereof), (c) to the extent requested by any bank regulatory authority with jurisdiction over it, (d) to the extent such information (i) becomes publicly available other than as a result of a breach of this agreement, (ii) becomes available to it on a non-confidential basis from a source other than you, who, to its knowledge, is not bound by an obligation of confidentiality with respect to such information or (iii) was available to it on a non-confidential basis prior to its disclosure by you, (e) to the extent you shall have consented to such disclosure in writing, or (f) in connection with the arrangement and syndication of the New Facilities, to prospective syndicate members that shall have entered into customary confidentiality undertakings reasonably satisfactory to it and you. You acknowledge that we and our affiliates have no obligation to use in connection with the transactions contemplated hereby or to furnish to you confidential information obtained by us or our affiliates from other companies.

The Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they, and each Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Arrangers and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Arrangers and each Lender.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive documentation with respect to the New Facilities or the Amendment shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments and our agreements hereunder; provided that to the extent that the Amended Credit Agreement and the Bridge Facility definitive documentation cover an indemnification claim which is also covered by a term of this Commitment Letter, such term of the Commitment Letter shall not apply to such claim upon the execution of such definitive documentation.

Please indicate your approval of this amended and restated Commitment Letter and the amended and restated Fee Letter by returning to us executed counterparts of this amended and restated Commitment Letter and the amended and restated Fee Letter not later than 5:00 p.m., New York City time, on Wednesday, February 2, 2005, failing which this amended and restated Commitment Letter and our agreements hereunder will terminate. If the closing of the New Facilities and the Amendment shall not have occurred on or before July 31, 2005, this amended and restated Commitment Letter and the Initial Lenders’ commitments and our agreements hereunder shall automatically terminate unless each of us shall, in its discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you on these financings.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Barry K. Bergman
Name: Barry K. Bergman Title: Vice President

J.P. MORGAN SECURITIES INC.,

by	/s/ Robert Dorr
Name: Robert Dorr Title: Vice President

CREDIT SUISSE FIRST BOSTON acting through its Cayman Islands Branch,

by	/s/ Lauri Sivaslian
Name: Lauri Sivaslian Title: Managing Director

by	/s/ William O’Daly
Name: William O’Daly Title: Director

CITIGROUP GLOBAL MARKETS INC.,

by	/s/ Robert H. Chen
Name: Robert H. Chen Title: Director

CITICORP NORTH AMERICA, INC.,

by	/s/ Robert H. Chen
Name: Robert H. Chen Title: Vice President

Accepted and agreed to as of

the date first above written:

BLOCKBUSTER INC.,

By	/s/ Larry J. Zine
	Name: Title:	Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT A

Blockbuster Inc.

Project Star

Amended Credit Facilities

Summary of Principal Terms and Conditions

Borrower:	Blockbuster Inc., a Delaware corporation (the “Borrower”).

Transactions:

The Borrower has advised JPMorgan (as defined below), CSFB (as defined below) and CGMI (as defined below) (collectively, the “Arrangers”) that it proposes to acquire (the “Acquisition”) all the outstanding common stock (the “Shares”) of Hollywood Entertainment Corporation, an Oregon corporation (“Target”). In the Acquisition, each Share will be exchanged for consideration consisting of $11.50 per Share in cash and shares (or fraction of Shares) of Class A common stock, par value $0.01 per share, of the Borrower (the “BBI Shares”) having a market value (determined as set forth in the S-4) of $3.00. The Acquisition will be effected through a tender offer (the “Tender Offer”) by the Borrower to acquire 100% of the Shares followed by a merger of a wholly owned special purpose acquisition subsidiary of the Borrower (“Acquisition Co.”) with and into Target (the “Merger”) in a transaction in which each outstanding Share not acquired in the Tender Offer will be converted into the right to receive the kind and amount of consideration paid per Share in the Tender Offer and each then outstanding option on Shares will be converted into options to purchase BBI Shares. Alternatively, the Acquisition may occur through a single-step merger of the Borrower and the Target (the “Alternative Transaction”). In connection with the Acquisition, (a) the Borrower and the Existing Lenders will amend (the “Amendment”) the existing Credit Agreement, dated as of August 20, 2004 (the “Existing Credit Agreement”), among the Borrower, the lenders party thereto (the “Existing Lenders”), JPMCB (as defined below), as Administrative Agent and Collateral Agent and CNAI (as defined below), as Syndication Agent, and CSFB, as Documentation Agent, in order to, among other things (i) change the pricing applicable to the Tranche A Term Loans and the Revolving Credit Loans (each as defined below) under the Existing Credit Agreement, (ii) change the maximum Leverage Ratio (as defined in the Existing Credit Agreement) applicable to the period ending December 30, 2006, from 3.25 to 1.00 to 3.75 to 1.00 and (iii) provide for the new tranche of senior secured term loans described below (the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement” and the facilities under the Amended Credit Agreement, the “Amended Credit Facilities”), (b) the Borrower will either (i) issue up to $500,000,000 in aggregate principal amount of senior subordinated notes (the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if and to the extent that the Borrower does not issue $500,000,000 in aggregate principal amount of Notes on or prior to the Closing Date, borrow up to $500,000,000 less the gross cash proceeds from the issuance of Notes issued pursuant to the immediately preceding clause (i) in aggregate principal amount of senior subordinated bridge loans under a new senior subordinated bridge facility (the “Bridge Facility”) described in Exhibit B to the Commitment Letter to which this Exhibit A is attached, (c) the Borrower will issue, pursuant to the S-4, declared effective by the Securities and Exchange Commission, BBI Shares to holders of Shares, (d) in connection with the Tender Offer, the Borrower will offer to purchase (the “Debt Tender Offer”) any and all of the Target’s issued and outstanding 9.625% Senior Subordinated Notes due 2011 (the “Target 2011 Notes”) and will concurrently solicit consents from the holders thereof (the “Consent Solicitation”) to amend the indenture governing the Target 2011 Notes to eliminate the significant restrictive covenants and certain default provisions contained therein, (e) in connection with the Tender Offer, the Borrower will, or will cause Acquisition Co. or Target to, purchase all of the Target 2011 Notes validly tendered and not withdrawn in connection with the Debt Tender Offer (the “Debt Tender Purchase”), (f) the Borrower will refinance certain indebtedness of the Target (such refinancing, together with the Debt Tender Offer, the “Target Debt

Refinancing”, and such other Target indebtedness, together with the Target 2011 Notes, the “Target Existing Debt”) and (g) fees and expenses incurred in connection with the foregoing (including premiums and consent fees paid in connection with the Debt Tender Offer and Consent Solicitation and any “break-up” fees payable in connection with the Target terminating its existing merger agreement with Movie Gallery, Inc. and entering into an agreement with the Borrower) (the “Transaction Costs”) will be paid. The transactions described in this paragraph, together with the execution, delivery and performance of the definitive documentation with respect thereto, are collectively referred to herein as the “Transactions”.

Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc. (“JPMorgan”) and Citigroup Global Markets Inc. (“CGMI”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Agent”).

Syndication Agent:	Citicorp North America, Inc. (“CNAI”).

Documentation Agent:	Credit Suisse First Boston (“CSFB”), acting through its Cayman Islands Branch.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers in consultation with the Borrower (collectively, the “Lenders”).

Facilities:

(A) The Amended Credit Agreement will continue to provide for (i) the existing Tranche A term loan facility (the “Tranche A Term Facility”), in an aggregate amount of $100,000,000 (the loans thereunder, the “Tranche A Term Loans”), (ii) the existing Tranche B term loan facility (the “Tranche B Term Facility” and together with the Tranche A Term Facility, the “Existing Term Facilities”), in an aggregate amount of $550,000,000 (the loans thereunder, the “Tranche B Term Loans” and, together with the Tranche A Term Loans and the Tranche C Term Loans, the “Term Loans”) and (iii) the existing credit facility (the “Revolving Credit Facility”) in an aggregate amount of $500,000,000 (the loans thereunder, the “Revolving Credit Loans”, and such amount, the “Revolving Credit Commitment”).

(B) The Amended Credit Agreement will provide for a new Tranche C term loan facility (the “Tranche C Term Facility”), in an aggregate amount of $500,000,000 (the loans thereunder, the “Tranche C Term Loans”).

Purpose:

The proceeds of the Tranche C Term Loans, together with cash on hand, borrowings under the Revolving Credit Facility, the proceeds of the issuance of the Notes or the borrowings under the Bridge Facility and the Target’s expected cash balance, will be used by the Borrower (a) on or promptly after the date the Tender Offer is consummated (the “Closing Date”, which term will mean the date of consummation of the Alternate Transaction, if it is consummated), solely (i) to pay the cash consideration payable to holders of Shares (the “Tender Cash Purchase Price”) acquired pursuant to the Tender Offer (the “Stock Tender Purchase”) and to pay cash in lieu of fractional BBI Shares otherwise issuable in the Tender Offer, (ii) to finance the Debt Tender Purchase (to the extent available funds of the Target are insufficient to pay the purchase price payable thereunder) and (iii) to refinance the Target Existing Debt, (b) on the date the Merger is consummated, to pay a portion of the cash consideration (the amount of such consideration, together with the Tender Cash Purchase Price, the “Cash Purchase Price”) payable in respect of the Shares not acquired in the Tender Offer and to pay cash in lieu of fractional BBI Shares otherwise issuable in the Merger and (c) to pay Transaction Costs. In the event the Alternative Transaction is consummated, the proceeds of the Tranche C Term Loans, together with cash on hand, borrowings under the Revolving Credit Facility, the proceeds of the issuance of the Notes or the borrowings under the Bridge Facility and the Target’s expected cash balance, will be used on the Closing Date to pay the cash consideration payable in the Alternative Transaction and cash in lieu of fractional BBI Shares otherwise issuable in the Alternative Transaction as well as to finance the items described in the immediately preceding clauses (a)(iii) and (c).

Availability:

The entire amount of the Tranche C Term Facility will be available on the Closing Date. In the case of the Tender Offer, proceeds of such drawing required to be applied to the Cash Purchase Price in the Merger will be placed in a cash collateral account pending such application. Amounts borrowed under the Tranche C Term Facility that are repaid or prepaid may not be reborrowed.

The Revolving Credit Facility will continue to remain available in accordance with the terms of the Existing Credit Agreement.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:

The Existing Term Facilities will mature and amortize in the manner provided in the Existing Credit Agreement. The Tranche C Term Facility will mature on August 20, 2011, and will amortize on the same basis as the Tranche B Term Facility.

Guarantees:

Consistent with the Existing Credit Facility, all obligations of the Borrower under the Amended Credit Facilities and interest rate protection or other hedging arrangements entered into with any Lender (or affiliates thereof) will be unconditionally guaranteed (the “Guarantees”) by each existing and each subsequently acquired or organized Domestic Subsidiary (as defined in the Existing Credit Agreement), including the Target and its subsidiaries. Concurrently with the consummation of the Tender Offer or the Alternative Transaction, as applicable, the Target and each of its domestic subsidiaries will provide a Guarantee of the Tranche C Term Facility, the Existing Term Facilities and the Revolving Credit Facility and all other obligations under the Amended Credit Agreement.

Security:	Consistent with the Existing Credit Facility, the Amended Credit Facilities will be secured by pledges of stock of each existing and each subsequently acquired or organized Domestic Subsidiary and

Significant Foreign Subsidiary (as defined in the Existing Credit Agreement); provided that (i) with respect to Significant Foreign Subsidiaries such pledge will be limited to 65% of their voting stock (it being understood that, with respect to the Australian Significant Foreign Subsidiary, such pledge will be effected in the same manner as in the Existing Credit Agreement) and (ii) in the event the Tender Offer is consummated, stock of the Target will be excluded from the Collateral to the extent necessary to comply with margin regulations (collectively the “Collateral”).

Mandatory Prepayment:

As set forth in the Existing Credit Agreement; provided that (a) Loans under the Existing Term Facilities and the Tranche C Term Facility will be prepaid with 100% of the net cash proceeds received from the issuance of indebtedness and (b) the sale, transfer, assignment or other disposition of common stock of the Target will be excluded from the definition of “Prepayment Event” to the extent necessary to comply with margin regulations. Notwithstanding the foregoing, until all amounts outstanding under the Bridge Facility are repaid, proceeds received from the issuance of indebtedness or equity will first be applied to repay amounts outstanding under the Bridge Facility prior to the repayment of Term Loans.

Mandatory prepayments shall be allocated pro rata among the Tranche A Term Facility, the Tranche B Term Facility and the Tranche C Term Facility. All prepayments allocated to Loans under the Tranche C Term Facility shall be applied ratably to the remaining scheduled principal installments of such Loans.

Optional Prepayment:

As set forth in the Existing Credit Agreement. All voluntary prepayments of Tranche C Term Loans effected with the proceeds of a substantially concurrent issuance or incurrence of indebtedness in connection with a repricing or refinancing of all or any portion of the Tranche C Term Loans shall be accompanied by a prepayment fee of 1.0% of the aggregate amount of any such prepayment made on or prior to the first anniversary of the Closing Date.

Representations and Warranties:

Substantially similar to those provided for in the Existing Credit Agreement and others to be mutually agreed upon (including, without limitation, those relating to the Acquisition, the Tender Offer, the Merger, the Alternative Transaction and documentation relating thereto).

Conditions Precedent to Initial Borrowing:

The availability of the Tranche C Term Facility and the effectiveness of the Amendment shall be conditioned upon (a) all documentation entered into in connection with the Acquisition, including any merger agreement, being reasonably satisfactory to the Lenders and (b) the satisfaction of conditions substantially similar to those contained in the Existing Credit Agreement and the applicable conditions set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:

Substantially as set forth in the Existing Credit Agreement, except that the Borrower will be permitted to use the proceeds of Tranche C Term Loans as set forth under “Purpose” above and, in the event of the consummation of the Tender Offer, the Borrower will be required to use its commercially reasonable efforts to consummate the Merger as soon as possible after the Closing Date (which covenant will not restrict the pledge or disposition of the common stock of the Target).

Negative Covenants:

Substantially as set forth in the Existing Credit Agreement; provided that indebtedness represented by the Tranche C Term Facility, the Notes and the Bridge Facility will be permitted, and the negative covenants will be modified so as not to apply to the common stock of the Target, to the extent required to comply with margin regulations.

Selected Financial Covenants:	Financial covenants as set forth below:

(a) Fixed Charge Coverage Ratio (as defined in the Existing Credit Agreement) of not less than 1.35 to 1.00 on a rolling four-quarter basis; and

(b) Leverage Ratio (as defined in the Existing

Credit Agreement) on the last day of any fiscal quarter ending during any period set forth below not to exceed the ratio set forth opposite such period:

Period	Maximum Ratio
Through December 30, 2006	3.75 to 1.00

From December 31, 2006 through December 30, 2007	3.00 to 1.00

From December 31, 2007 through December 30, 2008	2.75 to 1.00

December 31, 2008 and thereafter	2.50 to 1.00

Events of Default:	Substantially as set forth in the Existing Credit Agreement.

Voting:	As set forth in the Existing Credit Agreement.

Effectiveness of Documentation:

The effectiveness of the Amended Credit Facilities will require (a) the approval of the Required Lenders (as defined in the Existing Credit Agreement) and (b) the execution of the Amendment by each Lender providing a portion of the Tranche C Term Loan Facility.

Cost and Yield Protection:	As set forth in the Existing Credit Agreement.

Assignments and Participations:	As set forth in the Existing Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I

To Exhibit A

Interest Rate Options:

The Tranche C Term Loans shall bear interest at the option of the Borrower at the Adjusted LIBO Rate (as defined in the Existing Credit Agreement) plus 3.00% per annum or the Alternative Base Rate (as defined in the Existing Credit Agreement) plus 2.00% per annum.

In connection with the Amendment, (a) the Applicable Margin (as defined in the Existing Credit Agreement) with respect to the Tranche B Term Loans will be revised to provide that such Loans shall bear interest at the option of the Borrower at the Adjusted LIBO Rate plus 3.00% per annum or the Alternative Base Rate plus 2.00% per annum and (b) the Applicable Margin with respect to the Tranche A Term Loans and the Revolving Credit Loans will be revised as follows:

	Leverage Ratio	Eurodollar Spread	ABR Spread
Category I	≥2.50x	2.50%	1.50%
Category II	<2.50x ≥2.25x	2.25%	1.25%
Category III	<2.25x ≥2.00x	2.00%	1.00%
Category IV	<2.00x ≥1.50x	1.75%	0.75%
Category V	<1.50x ≥1.00x	1.50%	0.50%
Category VI	<1.00x	1.25%	0.25%

Interest Periods for LIBOR Loans:	As set forth in the Existing Credit Agreement.

Interest Payment Dates:	As set forth in the Existing Credit Agreement.

Default Rate:	As set forth in the Existing Credit Agreement.

Letter of Credit Fees:	As set forth in the Existing Credit Agreement.

EXHIBIT B

Project Star

$500,000,000 Senior Subordinated Bridge Loans

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Amended Credit Facilities.

Bridge Loans:	Senior Subordinated Bridge Loans (the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.

Co-Lead Arrangers:	Credit Suisse First Boston (“CSFB”) and Citigroup Global Markets Inc.

Administrative Agent:	CSFB.

Syndication Agent:	Citicorp North America, Inc.

Documentation Agent:	JPMorgan Chase Bank, N.A.

Uses of Proceeds:

The proceeds of the Bridge Loans will be used by the Borrower together with the proceeds of the Tranche C Term Facility, cash on hand, borrowings under the Revolving Credit Facility and the Target’s expected cash balance (a) on or promptly after the date the Tender Offer is consummated (the “Closing Date”, which term will mean the date of consummation of the Alternative Transaction, if it is consummated) (i) to pay the cash consideration payable to holders of Shares acquired pursuant to the Tender Offer and to pay cash in lieu of fractional BBI Shares otherwise issuable in the Tender Offer, (ii) to finance the Debt Tender Purchase (to the extent available funds of the Target are insufficient to pay the purchase price payable thereunder) and (iii) to refinance the Target Existing Debt, (b) on the date the Merger is consummated, to pay a portion of the cash consideration payable in respect of the Shares not acquired in the Tender Offer and to pay cash in lieu of fractional BBI Shares otherwise issuable in the Merger and (c) to pay Transaction Costs.

1All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

In the event the Alternative Transaction is consummated, the proceeds of the Bridge Loans, together with the proceeds of the Tranche C Term Facility, cash on hand, borrowings under the Revolving Credit Facility and the Target’s expected cash balance will be used on the Closing Date to pay the cash consideration payable in the Alternative Transaction and cash in lieu of fractional BBI Shares otherwise issuable in the Alternative Transaction as well as to finance the items described in the immediately preceding clauses (a)(iii) and (c).

Principal Amount:	Up to $500,000,000.

Subordination:

The Bridge Loans will constitute senior subordinated indebtedness of the Borrower and will be subordinated to the prior payment in full in cash of all obligations existing under the Amended Credit Facilities.

Guarantees:

Each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Amended Credit Facilities will guarantee the Bridge Loans on a senior subordinated basis, with the guarantee of each such guarantor under the Bridge Loans subordinated to all obligations under the Amended Credit Facilities.

Interest Rates:

Interest for the first three month period commencing on the Closing Date shall be payable at the higher of (i) the London interbank offered rate for U.S. dollars (for a three month interest period) (the “LIBO Rate”) plus 650 basis points and (ii) the Treasury Rate (as defined below) plus 507 basis points. “Treasury Rate” means (a) the rate borne by direct obligations of the United States maturing on the eighth anniversary of the Closing Date or (b) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the United States maturing closest to, but straddling, the eighth anniversary of the Closing Date, in each case as published by the Board of Governors of the Federal Reserve System. Thereafter, interest shall be payable with respect to each subsequent three month period at the interest rate applicable during the prior three month period plus 50 basis points.

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Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Bridge Loans, Senior Subordinated Term Loans (as defined below) or the Senior Subordinated Exchange Notes (as defined below) exceed a per annum interest rate equal to the Reference Bond Yield (as defined below) plus 300 basis points (the “Total Cap”). In addition, that portion, if any, of any interest payment representing a per annum interest rate in excess of the Reference Bond Yield plus 200 basis points (the “Cash Cap”) may be paid by capitalizing such excess portion of interest as additional Bridge Loans.

The “Reference Bond Yield” shall equal the average bid “Yield to Worst” for the Borrower’s 9.00% Senior Subordinated Notes due 2012 as of the third business day prior to the Closing Date, based on bids received by each of the Arrangers, as determined by the Administrative Agent.

Interest Payments:	Interest on the Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes.

Conversion and Maturity:

On the first anniversary of the Closing Date (the “Conversion Date”), any Bridge Loan that has not been previously repaid in full will be automatically converted into a senior subordinated term loan (each a “Senior Subordinated Term Loan”) due on the date that is eight years after the Closing Date (the “Maturity Date”). At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Subordinated Term Loans may be exchanged in whole or in part for senior subordinated exchange notes (the “Senior Subordinated Exchange Notes”) having an equal principal amount; provided that the Borrower

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shall not be obligated to issue Senior Subordinated Exchange Notes in any single tranche until it has received requests in respect of such tranche in an aggregate principal amount of at least $40,000,000.

The Senior Subordinated Term Loans will be governed by the provisions of the Bridge Loan Documents (as defined below) and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Senior Subordinated Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:

The Bridge Loans shall be prepaid with, subject to certain agreed exceptions, (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); (ii) the net proceeds from the issuance of any debt or equity securities or other indebtedness (subject to exceptions to be agreed upon) by the Borrower or the Target or any of their respective subsidiaries (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Amended Credit Facilities); and (iii) the net proceeds from any asset sales (to be defined) by the Borrower or the Target or any of their respective subsidiaries in excess of the amount required to be paid to the Lenders under the Amended Credit Facilities. The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 5 days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans held by it in compliance with applicable law to any third party at any time.

Representations and Warranties:

The definitive documentation relating to the Bridge Loans (the “Bridge Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature or reasonably required by the

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Arrangers for this transaction in particular, including but not limited to those specified under the caption “Representation and Warranties” in Exhibit A to the Commitment Letter to which this Exhibit B is attached, with such changes as are appropriate in connection with the Bridge Loans.

Conditions Precedent to Initial Borrowing:	Substantially the same as set forth in Exhibit A (except as otherwise set forth in Exhibit C) to the Commitment Letter to which this Exhibit B is attached.

Covenants:

The Bridge Loan Documents will contain covenants relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature or reasonably required by the Arrangers for this transaction in particular, including but not limited to those specified under the captions “Affirmative Covenants” and “Negative Covenants” in Exhibit A to the Commitment Letter to which this Exhibit B is attached, with such changes as are appropriate in connection with the Bridge Loans.

Event of Default:

Customary for the type of transactions proposed and others to be reasonably specified by the Arrangers relating to the Borrower and its subsidiaries, including, but not limited to, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees; material misrepresentations in the Bridge Loan Documents; or material breach under any agreement with the Arrangers or any of their respective affiliates in connection with any aspect of the Transactions or in the payment of fees to the Arrangers in connection therewith, in each case with grace periods and thresholds to be agreed upon.

In case an Event of Default shall occur and be continuing, the holders of at least 33-1/3% (a majority when the Arrangers, or their respective affiliates, hold a majority of the aggregate principal amount of the Bridge Loans) in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and

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payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Loans.

Governing Law:	New York.

Counsel to the Arrangers:	Cravath, Swaine & Moore LLP.

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ANNEX I

To Exhibit B

Project Star

Senior Subordinated Term Loans

Maturity:	The Senior Subordinated Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:

The Senior Subordinated Term Loans will bear interest at an interest rate per annum (the “Senior Subordinated Term Loan Interest Rate”) equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Subordinated Term Loan Interest Rate for any such Senior Subordinated Term Loan shall not at any time exceed a rate equal to the Total Cap. To the extent interest payable on the Senior Subordinated Term Loans on any quarterly interest payment date is at a rate that exceeds the applicable Cash Cap, the Borrower shall have the option to pay such excess interest by borrowings of additional Senior Subordinated Term Loans with a principal amount equal to such excess portion of interest. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

The “Conversion Rate”, as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the LIBO Rate plus [____][2] basis points.

The “Conversion Spread” will equal, with respect to any Senior Subordinated Term Loan, 0.50% during the three month period commencing on the Conversion Date for such Senior Subordinated Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three month period.

2The spread over the LIBO Rate with respect to any Senior Subordinated Term Loan will be determined so that, on the Conversion Date for such senior Subordinated Term Loan, the sum of such spread and the LIBO Rate will be equal to the interest rate in effect for the Bridge Loan converted into such Senior Subordinated Term Loan immediately prior to such Conversion Date.

Covenants and Events of Default:	Upon and after the Conversion Date, the Covenants and Events of Default applicable to the Senior Subordinated Exchange Notes will also be applicable to the Senior Subordinated Term Loans.

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ANNEX II to

Exhibit B

Project Star

Senior Subordinated Exchange Notes

Issue:	The Senior Subordinated Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Subordinated Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:

The Senior Subordinated Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Subordinated Term Loan surrendered in exchange for such Senior Subordinated Exchange Note as of the date of such exchange; provided that any Lender that surrenders Senior Subordinated Term Loans in exchange for Senior Subordinated Exchange Notes may elect to receive such Senior Subordinated Exchange Notes in the form of multiple tranches of Senior Subordinated Exchange Notes (with such tranches bearing different interest rates and having different maturities, ranking and other terms, all as determined by the Arrangers), so long as the weighted average interest rate of such tranches does not exceed the weighted average interest rate of such surrendered Senior Subordinated Term Loans; provided that the Borrower shall not be obligated to issue Senior Subordinated Exchange Notes in any single tranche until it has received requests in respect of such tranche in an aggregate principal amount of at least $40,000,000.

Optional Redemption:

Senior Subordinated Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (subject to customary “equity clawback provisions”). Thereafter, each Senior Subordinated Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Subordinated Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior

Subordinated Exchange Notes.

Repurchase Upon a Change of Control:	The Borrower will be required to repurchase the Senior Subordinated Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof.

Defeasance Provisions:	Substantially identical to the Borrower’s existing 9.00% senior subordinated note indenture.

Modification:	Substantially identical to the Borrower’s existing 9.00% senior subordinated note indenture.

Registration Rights:

The Borrower shall file, within 90 days after each issuance of Senior Subordinated Exchange Notes (the date of each such issuance, an “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as practicable, an exchange offer registration statement or a shelf registration statement with respect to such Senior Subordinated Exchange Notes so issued (each such registration statement, a “Registration Statement”). If a Registration Statement is filed, the Borrower will keep such Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Subordinated Exchange Notes to which such Registration Statement relates; provided that in no event shall the Borrower be required to keep such Registration Statement effective and available for more than two years after the date on which the interest rate applicable to the Senior Subordinated Term Loans would have been equal to the Total Cap. The Borrower shall cause (i) the Registration Statement with respect to the Senior Subordinated Exchange Notes issued on the first Issue Date to be declared effective by the date (the “First Effectiveness Date”) that is 120 days from the first Issue Date and (ii) each Registration Statement with respect to any Senior Subordinated Exchange Note issued subsequent to the first Issue Date to be declared effective by the date (each, a “Subsequent Effectiveness Date” and, together with the First Effectiveness Date, an “Effectiveness Date”) that is 60 days from the date of issue of such Senior Subordinated Exchange Note,

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provided that any Subsequent Effectiveness Date shall be extended to 120 days from the date of issue of such Senior Subordinated Exchange Note to the extent that the Borrower receives written notice that the Registration Statement to which such Senior Subordinated Exchange Note relates will be reviewed by the Securities and Exchange Commission. Any failure on the part of the Borrower to cause any Registration Statement to be declared effective in accordance with the time periods in the preceding sentence is referred to as a “Registration Default”. In the event of a Registration Default with respect to any Senior Subordinated Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of 0.50% per annum on the principal amount of such Senior Subordinated Exchange Note to the holder of such Senior Subordinated Exchange Note, to the extent that such holder is unable to freely transfer such Senior Subordinated Exchange Note, from and including the applicable Effectiveness Date to but excluding the effective date of the Registration Statement with respect to such Senior Subordinated Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Senior Subordinated Exchange Note, the liquidated damages shall increase by 0.50% per annum and, on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 0.50% per annum to a maximum increase in interest of 2.00% per annum (such damages to be payable by issuing additional Senior Subordinated Exchange Notes, if the interest rate thereon exceeds the Cash Cap). The Borrower will also pay such liquidated damages to the holder of a Senior Subordinated Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Registration Statement with respect to such Senior Subordinated Exchange Note that such Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

Covenants:	Substantially identical to the Borrower’s existing 9.00% senior subordinated note indenture.

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Events of Default:	Substantially identical to the Borrower’s existing 9.00% senior subordinated note indenture.

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EXHIBIT C

Blockbuster Inc.

Project Star

Amended Credit Facilities

Senior Subordinated Bridge Facility

Summary of Additional Conditions Precedent

Except as otherwise set forth below, the effectiveness of the Amendment and the initial borrowing under each of the Tranche C Term Facility and the Bridge Facility, as applicable, shall be subject to the following additional conditions precedent:

1. Either the Tender Offer or the Alternative Transaction shall be consummated in accordance with applicable law, in accordance in all material respects with the terms described in the Commitment Letter and otherwise on terms and conditions reasonably satisfactory to the Lenders.

2. In the event the Tender Offer is consummated, each condition to the consummation thereof set forth in the draft S-4 dated February 2, 2005 delivered to the Agent and the Arrangers shall have been satisfied, and no such condition shall have been waived, modified or amended without the written consent of the Lenders.

3. The S-4 shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the S-4 shall have been issued nor shall there have been proceedings for that purpose initiated or threatened and all BBI Shares issuable pursuant to the Tender Offer, the Merger and any Alternative Transaction, as applicable, shall have been approved for listing by the New York Stock Exchange and shall have received all necessary securities law authorizations.

4. Either the Alternative Transaction shall have been consummated or the Borrower shall have acquired pursuant to the Tender Offer a number of Shares that, on a fully diluted basis, enables the Borrower, acting alone, promptly to effect shareholder approval of the Merger, either pursuant to a merger agreement satisfactory to the Lenders entered into between the Borrower and the Target and approved by the Target’s board or without the approval of the Target’s board of directors (unless the Target’s board has been replaced by Borrower nominees), under applicable law and the charter and by-laws of the Target, and the cash per share consideration to be paid for the Shares in connection with the Tender Offer and the Merger or the Alternative Transaction, as applicable, shall not exceed $11.50 unless the Lenders shall have consented thereto.

5. The Lenders shall be satisfied that any shareholders’ rights plan, each similar plan or charter or by-law provision and each anti-takeover or similar statute (including, without limitation, all “control transactions”, “business combinations”, “control-share acquisitions” and similar provisions of the Oregon Business Corporation Act) are and will be inapplicable to the Tender Offer, the Merger and the other Transactions (or, if applicable, the Alternative Transaction).

6. There shall be no litigation relating to the Acquisition or the other Transactions or other litigation that could reasonably be expected to materially and adversely affect the benefits to be derived by the Borrower from the Acquisition or otherwise could reasonably be expected to have a material adverse effect as described in paragraph 17 below. There shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition, the other Transactions or the operation of the Borrower’s and Target’s businesses, or to materially and adversely affect the benefits to be derived by the Borrower from the Acquisition. The Borrower shall have received all required governmental and third party approvals of the Acquisition and the other the Transactions, and all applicable Hart-Scott-Rodino and other waiting periods shall have expired, in each case without the imposition of materially burdensome conditions on the Acquisition or the other Transactions or the operation of the Borrower’s and Target’s businesses or which could reasonably be expected to materially and adversely affect the benefits to be derived by the Borrower from the Acquisition.

7. The consummation of the Transactions, including all borrowings under the Tranche C Term Facility and the issuance of any BBI Shares, shall not (a) violate any applicable law, statute, rule or regulation (including Regulation U of the Board of Governors of the Federal Reserve System) or (b) conflict with, or result in a default or event of default or prepayment event under, (i) any indenture or other agreement relating to any material indebtedness of the Borrower, the Target or any of their subsidiaries (other than (A) the Target Existing Debt to be repaid on the Closing Date and (B) the Target 2011 Notes) or (ii) any other material agreement of the Borrower, Target or any of their subsidiaries, including any agreement with Viacom Inc.

8. All amounts outstanding under the existing credit agreement of Target shall have been, or shall substantially simultaneously with the initial borrowing under the New Facilities be, repaid in full and such credit agreement and all liens and security interests granted in connection therewith shall have been terminated. The Borrower shall (or shall have caused its subsidiaries or Target to) have purchased (or substantially with the initial borrowing under the New Facilities shall purchase) each of the Target 2011 Notes validly tendered (and not withdrawn) pursuant to the Debt Tender Offer at a price reasonably satisfactory to the Lenders (and, if fewer than all the outstanding Target 2011 Notes shall have been so purchased, the indenture governing the Target 2011 Notes shall have been amended pursuant to the Consent Solicitation), all in accordance with applicable law and on terms reasonably satisfactory to the Lenders; provided that the Borrower shall (or shall have caused its subsidiaries or Target to) have purchased (or substantially with the initial borrowing under the New Facilities shall purchase) at least a majority in aggregate principal amount of the outstanding Target 2011 Notes.

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9. The Target and each of its domestic subsidiaries shall have provided (a) a Guarantee of the obligations under the Amended Credit Agreement, (b) a senior subordinated guarantee of the Borrower’s Senior Subordinated Notes due 2012 (the “Borrower Existing Notes”) and (c) a senior subordinated guarantee of the Bridge Facility. The Target and its subsidiaries shall have become Restricted Subsidiaries under the indenture governing the Borrower Existing Notes.

10. With respect to the Bridge Facility, the Amendment and the Tranche C Term Facility shall have become effective and the Borrower shall have effectuated the initial Borrowing under the Tranche C Term Facility. With respect to the Tranche C Term Facility, (a) the Amendment shall have become effective and (b) either the Borrower shall have (i) issued the Notes and/or (ii) if and to the extent that the Borrower does not issue $500,000,000 in aggregate principal amount of Notes, the Bridge Facility shall have become effective and (c) the Borrower shall have received $500,000,000 from the issuance of the Notes and/or borrowings under the Bridge Facility.

11. After giving pro forma effect to the Transactions and the borrowings under the New Facilities, (a) no Default or Event of Default (each term as defined in the Existing Credit Agreement) shall exist and (b) the Borrower shall be in compliance with all financial covenants contained in the Amended Credit Agreement. Each of the conditions to borrowings under Section 4.02 of the Existing Credit Agreement shall be satisfied as of the Closing Date.

12. After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Amended Credit Facilities and the Bridge Facility, (b) the Borrower Existing Notes and the Notes and (c) other limited indebtedness to be agreed upon (including existing capital lease obligations and other ordinary course indebtedness and, subject to the provisions of paragraph 8 above, the Target 2011 Notes).

13. The Agent shall have received (a) pro forma consolidated balance sheets of the Borrower, the Target and their respective subsidiaries after giving effect to the Transactions and (b) consolidated income statement, cash flow and balance sheet projections for the Borrower for each year until the final maturity of the Amended Facilities, after giving effect to the Transactions; and such balance sheets and projections shall not be materially inconsistent with the projections heretofore furnished to the Lenders.

14. In the case of the Amendment and Tranche C Term Loans, the Borrower, the Target, and the Target’s domestic subsidiaries shall have executed and delivered satisfactory definitive financing documentation (including a pledge agreement covering any additional Collateral) and the collateral and guarantee requirement under the Amended Credit Facility shall be satisfied.

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15. The Agent shall have received certificates from the chief financial officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, is solvent.

16. With respect to the Bridge Facility, (a) the Investment Bank (as defined in the Fee Letter) shall have received, not later than 30 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum that is suitable for use in a customary road show relating to the offering of securities that contains all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 71 or No. 100, as applicable) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of securities or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of securities and (b) upon delivery of such preliminary prospectus, offering memorandum or private placement memorandum, the Borrower shall have caused senior management personnel reasonably satisfactory to the Investment Bank to have participated in a customary road show. The Borrower shall have given the Investment Bank no less than 25 calendar days written notice of the scheduled Closing Date and afforded a period of at least 20 calendar days immediately preceding the Closing Date to seek to place the Notes with qualified purchasers thereof.

17. There not having occurred any event, condition or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of (a) the Borrower and its subsidiaries, taken as a whole, since December 31, 2003 (in each case, other than as disclosed in the Borrower’s SEC filings made prior to the date hereof or in the Projections furnished to the Arrangers prior to the date hereof) or (b) the Target and its subsidiaries, taken as a whole, since December 31, 2003 (in each case, other than as disclosed in the Target’s SEC filings made prior to the date hereof or in the Projections furnished to the Arrangers prior to the date hereof).

18. The Agent under the Tranche C Term Facility and the Agent under the Bridge Facility shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by under the Commitment Letter, the Term Sheets, the Fee Letter or any definitive documentation relating thereto. All fees in respect of the Amendment shall have been paid.

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